June 04th, 2014

STRICTLY CONFIDENTIAL

MediaXP GmbH Amsteingasse 7/19 AT – 1150 Vienna
Attention:	Mr. Peter Konhäusner
Chief Executive Officer

Dear Mr. Konhäusner:

Re: Proposal and Exclusivity Agreement

This non-binding letter of intent (“Letter of Intent”) outlines a proposed business combination (the “Proposed Transaction”) between MediaXP GmbH (“MediaXP”) and Quint Media Inc. (“Quint”) by way of a share exchange (or any other form or type of business combination mutually acceptable to both parties). In the result, the parties anticipate that at and after closing, Quint will own MediaXP and all of its assets, which include its media agency activity (including campaign ops, creation and fulfillment as well as the whole tech development of MediaXP, including the CMS called “SnakeFire”) the internet portals and platforms commonly known as “GamingXP”, “MobileXP”, and others currently listed under www.mediaxp.com under various domains including gamingxp.com, spielemagazin.de and mobilexp.com (collectively, the “Platform”). We understand that the Platform may be integrated with Facebook and other internet, social and mobile applications. This Letter of Intent is not binding on either party except as is specifically provided to the contrary in Section 7, below.

1. Price and Structure of the Transaction

We anticipate that the Proposed Transaction will contemplate an exchange of MediaXP shares for common shares of Quint (each a “Quint Share”) on the basis of a ratio whereby the shareholders of MediaXP will receive, in the aggregate, such number of Quint Shares as is equal to up to 100% of the number of Quint Shares issued and outstanding on the date of this Letter of Intent. In addition, the parties will agree to the disposition or exchange of outstanding share purchase warrants and stock options and any outstanding debt of MediaXP.

2. Definitive Agreement

MediaXP and Quint shall use their commercially best efforts to negotiate and enter into a binding definitive agreement (the “Definitive Agreement”) relating to the Proposed Transaction on or before June 30, 2014. We anticipate that the Proposed Transaction would be completed (the “Closing”) on or before August 31, 2014, but the date for completion will be mutually determined by the parties in the Definitive Agreement.

Quint Media Inc. | 3250 NE 1st. Ave., Suite 305 | Miami, FL USA 33137 | 786-431-1274 | www.quintmediainc.com

The Definitive Agreement shall be in form and substance mutually acceptable to Quint and MediaXP, but we anticipate that it will be substantially in the form customary for transactions similar to the Proposed Transaction, and that it will provide for, among other terms, customary and mutual indemnities, representations and warranties, covenants and conditions.

3. The Definitive Agreement

The Definitive Agreement will contain, among others, the following terms and conditions:

(a)	the terms of the disposition or exchange of outstanding share purchase warrants and stock options and any outstanding debt of MediaXP;

(b)	the management or board roles of both parties;

(c)

that the obligations of Quint and MediaXP thereunder to complete the Proposed Transaction shall be conditional on, among other things, receipt of all required third party approvals such as, court, regulatory and shareholder approvals;

(d)	that each party shall use commercially reasonable effort to obtain any required third party approvals

(e)	for non-solicitation provisions comparable to those set forth in section 4 of this Letter of Intent.

(f)	approval by the board of directors of both Quint and MediaXP;

(g)	Each party shall have completed their due diligence to its satisfaction, acting reasonably; and

4. Non-Solicitation

Unless otherwise agreed in writing by Quint or MediaXP, during the period from the date of execution of this Letter of Intent until the earlier of (i) the date of the execution of the Definitive Agreement, and (ii) the date on which this Letter of Intent is terminated, MediaXP or Quint (reciprocal clause):

(a)

shall immediately cease and cause to be terminated any existing discussions or negotiations or other proceedings initiated prior to the date hereof by it, or its officers, directors, employees, financial advisors, representatives and agents (collectively, "Representatives") or others with respect to all Take-over Proposals (as defined below);

(b)	shall not solicit or cause or facilitate any other person to solicit any Take-over Proposal;

Quint Media Inc. | 3250 NE 1st. Ave., Suite 305 | Miami, FL USA 33137 | 786-431-1274 | www.quintmediainc.com

(c)	shall not release any person from any confidentiality or standstill agreement to which such person is a party or agree to amend any such agreement;

(d)

shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly, initiate any inquiries or make any proposal that constitutes or may reasonably be expected to lead to a Take-over Proposal from any person;

(e)

For the purposes of this Section 4, the term “Take-over Proposal” means any proposal to MediaXP/Quint or its shareholders by any person which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions): (i) an acquisition of MediaXP/Quint (ii) an amalgamation, arrangement, merger, or consolidation involving MediaXP/Quint and its subsidiaries; or (iii) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution, reorganization or similar transaction involving MediaXP/Quint and its subsidiaries or any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Proposed Transaction.

5. Due Diligence

Without limiting the generality of any of the other provisions of this Letter of Intent, each party shall be entitled to complete, and the Proposed Transaction shall be subject to its satisfaction with the results of, a due diligence review of the other party, including but not limited to their respective business, operations, assets, financial conditions and affairs, including, by way of example, among others, the following:

(a)	assets;

(b)	debt;

(c)	legal, litigation and regulatory matters;

(d)	financial statements, liabilities and working capital amounts;

(e)	taxation matters; and

(f)	material agreements.

Both parties agree to make available to the other, without any limitation, all legal, title documents books and records and other pertinent documents or agreements relating to the above matters, and shall provide reasonable physical access to all assets and their respective titles and legal documents.

Both parties shall use their reasonable commercial efforts to complete all due diligence on or before June 30, 2014 (unless the parties mutually agree to extend such period).

Quint Media Inc. | 3250 NE 1st. Ave., Suite 305 | Miami, FL USA 33137 | 786-431-1274 | www.quintmediainc.com

6. Transaction Costs

Each party shall be entitled to retain its own legal and financial advisor(s) and to obtain such advisory services as each may deem necessary to allow each to negotiate and complete the Proposed Transaction.

If the Proposed Transaction is not ultimately completed, the fees and expenses of legal counsel to each of and all other out-of-pocket expenses of each of them with respect to the Proposed Transaction shall be borne by each party.

7. Non-binding Letter of Intent

This Letter of Intent, while setting forth the interests of the parties with respect to the Proposed Transaction, is not intended to and shall not (save and except for sections 4, 5, 6, 7, 8, 9 and 10 hereof) constitute a legally binding agreement between Quint and MediaXP. Any obligations of Quint or MediaXP with respect to the subject matter of this Letter of Intent (other than with respect to sections 4, 5, 6, 7, 8, 9 and 10 hereof) shall be conditional upon the execution and delivery of the Definitive Agreement on terms and conditions satisfactory to each, in their respective sole discretion. For greater certainty, sections 4, 5, 6, 7, 8, 9 and 10 hereof shall constitute legally binding agreements between the parties with respect to the subject matter of those provisions.

8. Confidentiality

Each party agrees: (i) to use the information received in the course of the negotiations of the Proposed Transaction for the purpose of evaluating the Proposed Transaction and that it will not use any privileged or confidential information, in total or in part, directly or indirectly, in any way or for any purpose that is different to that expressed herein; (ii) to use the information received in the course of the negotiations of the Proposed Transaction solely and exclusively to evaluate the Proposed Transaction and to make a decision about whether or not it wishes to engage in the Proposed Transaction and it shall not use it for any other purpose or objective.

9. Material Changes

From and after the date of execution of this Letter of Intent until the earlier of (i) the date of the execution of the Definitive Agreement; and (ii) the date on which this Letter of Intent is terminated, each of the parties shall promptly notify the other party hereto in writing of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in its business, operations, affairs, assets, capitalization, financial condition, prospects, permits, rights, privileges or liabilities, whether contractual or otherwise.

Quint Media Inc. | 3250 NE 1st. Ave., Suite 305 | Miami, FL USA 33137 | 786-431-1274 | www.quintmediainc.com

10. Termination

This Letter of Intent shall terminate with the parties hereto having no further obligations to each other hereunder in the following circumstances:

(a)	by written agreement of the parties; or

(b)	upon execution of the Definitive Agreement; or

(c)	by either party if it is not satisfied with the progress or results of its due diligence pursuant to Section 5 hereof; or

(d)

if the Definitive Agreement has not been entered into by July 31, 2014 or such other date as may be agreed upon by both parties, then by either party upon written notice to the other advising that it is terminating the Letter of Intent.

11. Notices

Any notice, demand or other communication or writing required or permitted to be given under this Letter of Intent will be in writing and will be sufficiently given if delivered personally, or if transmitted by facsimile transmission (with original to follow by mail) or other form of recorded electronic communication, to: if to Quint:

3250 NE 1st. Ave., Suite 305
Miami, FL
33137, USA
Attention:	Constantin Dietrich, Chief Executive Officer
email:	tino@quintmediainc.com

if to MediaXP:

Media XP GmbH
Amsteingasse 7/19
AT – 1150 Vienna
Attention:	Mr. Peter Konhäusner
Chief Executive Officer
email:	pk@mediaxp.com

Or to such other address as the party to whom such notice is to be given will have last notified the party giving the same in the manner provided in this section. Any notice so delivered will be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day in which case the notice will be deemed to have been given and received on the business day next following the day it is so delivered. Any notice transmitted by facsimile transmission or other form of recorded electronic communication will be deemed to have been given and received on the next business day following its confirmed transmission (as confirmed by the transmitting medium), provided that if such day is not a business day then the notice will be deemed to have been given and received on the business day next following such day.

Quint Media Inc. | 3250 NE 1st. Ave., Suite 305 | Miami, FL USA 33137 | 786-431-1274 | www.quintmediainc.com

12. Governing Law

This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Nevada.

If the foregoing is acceptable, please execute the enclosed duplicate copy of this Letter of Intent in the space below and return it to the undersigned (by delivery, fax or email) on or prior to 3:00 p.m. (Eastern time) on 12th of June, 2013, and unless received by such time, this Letter of Intent shall lapse and be of no further force or effect. This Letter of Intent may be signed in one or more counterparts, which will constitute a single agreement. Your execution of this Letter of Intent will confirm your intention to proceed on the basis of the Proposed Transaction contemplated herein, and that, subject to the terms hereof, you accept and agree to be bound by those provisions of this Letter of Intent which are expressed to be binding.

Yours truly,

QUINT MEDIA INC.

Per: /s/ Constantin Dietrich

ACKNOWLEDGED AND ACCEPTED

this 6th day of June, 2014.

MEDIAXP GmbH

Per: /s/ Peter Konhäusner

Name: Peter Konhäusner

Quint Media Inc. | 3250 NE 1st. Ave., Suite 305 | Miami, FL USA 33137 | 786-431-1274 | www.quintmediainc.com